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                                    EXHIBIT 99.1
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     UTILX Corporation
     22404 66th Avenue South                                       Larry D. Pihl
     P.O. Box  97009                                        Vice President & CFO
     Kent, Washington  98064-9709                                 (253) 395-0200
     Tel:   206/395-0200
     Fax:   206/395-1040         PRESS RELEASE

                  Heavy Rains to Impact UTILX Fourth Quarter Results

Kent, WA - March 20, 1998 -- UTILX Corporation (NASDAQ: UTLX) announced today that, primarily due to unusually heavy rain in the Southeastern United States, attributed to "El Nino," it expected to report a significant loss for the three months ended March 31, 1998, the fourth quarter of fiscal 1998. Actual results for the fourth quarter are scheduled to be released in May after completion of the Company's annual audit. The Company also announced the termination of its contract with Washington Gas Light Company ("Washington Gas"), which had not been profitable in the last year.

 "We had expected excellent results this quarter because of the large amount of work scheduled for our crews in the Southeastern part of the country, away from the kind of severe winter weather that has impacted our fourth quarter results in prior years," commented Craig E. Davies, UTILX President & CEO. "Unfortunately, due to the unusual weather, constant heavy rains have impacted the ability of both FlowMole and CableCure crews to work. Over three quarters of our crews are working in the Southeast region and most of those crews have lost thirty percent of their possible workdays so far this quarter. While it's too early to predict specific results for the quarter, it is clear that we will report a loss for the quarter in excess of $.10 per share."

"All of the projects being delayed due to weather are expected to be completed in the first quarter of our next fiscal year, and we are looking forward to a solidly profitable fiscal 1999," concluded Davies. "Weather permitting, the adverse effects of the significant events impacting our current quarter should be behind us as we enter the new fiscal year."

"We have been focusing heavily on profitability of individual contracts," continued Davies. "While our primary focus is on continuing productivity improvements, we have been working with some of our customers on pricing and the mix of work released to us, with much success. However, with one of our largest customers, Washington Gas, we have been receiving an unprofitable mix of work for a year. We have mutually agreed to terminate work for Washington Gas, and began downsizing our office in North Virginia this month to concentrate on the profitable work we do have in that area. Some small expenses will be incurred this quarter to complete the downsizing, but we actually expect improved profitability next year from that office on our remaining contracts. And, although Washington Gas has represented about 10% of our total revenues this fiscal year, we expect that growth from other customers will offset the lost revenue from this contract in the next year."

The Company previously disclosed that it would also incur an anticipated high level of corporate operating expenses in the fourth quarter, associated with the installation of a new enterprise wide computer system. "This new system, scheduled for installation in the summer of 1998, will aid us tremendously in managing our growing, diverse field operations," added Davies. "The up-front design costs will be approximately $350,000, all incurred and expensed in this quarter."

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UTILX Corporation
March 20, 1998
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UTILX Corporation provides critical services for the installation and renovation of underground utilities in the U.S. and Canada through a network of regional sales and service centers. The Company also conducts service operations throughout Europe through its wholly-owned subsidiary in the United Kingdom.

The Company's discussion of its future performance in the remarks above contains forward looking statements that are subject to risks and uncertainties which may cause actual results to differ materially, such as sudden changes in utilities' demand for the Company's services due to budgetary or other factors. The Company's contracts typically allow for cancellation on short notice. Such risks are detailed in the Company's reports filed with the Securities and Exchange Commission (SEC).

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Note:  Transmitted on Business Wire on March 20, 1998, at 2:15pm (PST)